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                                                                     EXHIBIT 1

W.R. BERKLEY CORPORATION
165 Mason Street, P.O. Box 2518                        NEWS
Greenwich, Connecticut 06836-2518                      RELEASE
(203) 629-3000
FOR IMMEDIATE RELEASE   CONTACT:  Anthony J. Del Tufo
                                        Senior Vice President
                                        (203) 629-3030

Greenwich, Connecticut             January 2, 1996

                       W.R. BERKLEY CORPORATION ACQUIRES
                 100% OWNERSHIP OF SIGNET STAR HOLDINGS, INC.

     W.R. Berkley Corporation (NASDAQ: BKLY) announced that on December 28, 1995 it increased its ownership of Signet Star Holdings, Inc. ("Signet Star Holdings") to 100% from 60% by completing the previously announced purchase of all of the capital stock of Signet Star Holdings owned by General Re Corporation ("General Re"). Signet Star Holdings, through its wholly owned subsidiary, Signet Star Reinsurance Company, is a leading broker market reinsurer with over $240 million in statutory surplus and more than $200 million of net premiums written.

     W.R. Berkley Corporation ("WRBC") effected the purchase by issuing to General Re approximately 450,000 shares of Series B Cumulative Redeemable Preferred Stock of WRBC having an aggregate liquidation preference of $68,800,000. WRBC also guaranteed a senior subordinated promissory note of Signet Star Holdings in

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W.R. BERKLEY CORPORATION      NEWS RELEASE        PAGE 2
the principal amount of $35,793,085, which matures July 1, 2003 and bears interest at the rate of 6.5%. The note was issued by Signet Star Holdings to General Re in exchange for the convertible note of the same principal amount previously issued to General Re.

     William R. Berkley, Chairman and CEO of WRBC, stated "The acquisition of 100% of Signet Star Holdings continues our strategy of expanding our presence in the broker reinsurance market. This transaction demonstrates our commitment to maintaining Signet Star's status as a leading source of stable reinsurance capacity and innovative reinsurance products."

     W.R. Berkley Corporation is an insurance holding company which, through its subsidiaries, operates in four segments of the insurance business: regional property casualty insurance; reinsurance; specialty lines of insurance; and insurance services operations (which provide services to alternative insurance market mechanisms).